EXHIBIT 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8  registering 800,000 shares of Common Stock and 200,000 shares of Class B Stock) pertaining to the Astronics Corporation 2001 Stock Option Plan of our reports dated March 14, 2007, with respect to the consolidated financial statements and schedule of  Astronics Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2006, Astronics Corporation management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Astronics Corporation, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Buffalo, New York

June 4, 2007